SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


        Pursuant to Section 13 or 15(d) of The Securities Exchange Act of
                                      1934.



                               September 12, 1996
                Date of Report (Date of earliest event reported)


                         BEACON CAPITAL INVESTMENT, INC.
             (Exact name of Registrant as specified in its charter)

     Delaware                        33-45838-C                 36-3729989
State of Incorporation          Commission File No.            IRS Employer
                                                              Identification No.




                       330 East Main Street, Second Floor
                           Barrington, Illinois 60010
                    (Address of principal executive offices)

                                 (847) 516-2900
                         (Registrant's telephone number)

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Item 5.  Other Events

    The Registrant was organized to acquire or invest in one or more other entities or business operations. Since its formation and initial public offering, the Registrant has considered several acquisitions but has never completed any acquisition. On September 12, 1996, the Registrant entered into a non-binding Letter of Intent with Millennium Memory, Inc. ("MMI"), a privately held California corporation relating to a proposed acquisition transaction wherein the Registrant would acquire MMI. If the transaction is effected, of which there can be no assurance, it is likely that it would be treated as a reverse merger for accounting purposes with MMI deemed to be the survivor for accounting purposes. As currently contemplated, if the transaction is effected, MMI will become a wholly-owned subsidiary of the Registrant. If the transaction is completed, the officers and directors of MMI will become the officers and directors of the Registrant and the shareholders of MMI will become the controlling shareholders of the Registrant.

    The terms of the Letter of Intent including a provision for a 1 for 2.5 reverse split of the Registrant's issued and outstanding shares of common stock and the issuance of approximately 5,203,868 shares of the Registrant's common stock, calculated after the reverse split, to the current shareholders of MMI. The transaction is subject to a number of conditions including MMI raising additional capital in an amount of not less than $2,500,000. There can be no assurance that this condition or all other conditions will be met or waived.

    It is currently anticipated, that if the transaction is completed, the number of shares of the Registrant's common stock issued and outstanding, calculated after the proposed reverse stock split, will be a minimum of approximately 6,980,000 and a maximum of 7,243,000. The actual number of shares which may be issued and outstanding following the completion of the transaction, may increase or decrease if the terms of transaction are modified.

    The parties have not entered into a definitive Merger Agreement and there can be no assurance that the transaction proposed in the Letter of Intent will be completed, or if completed that it will be on the same terms and conditions set forth in the Letter of Intent and no person should buy or sell the Registrant's securities in expectation that the proposed transaction will be completed.

    MMI is primarily engaged in the business of marketing computer memory upgrades on a wholesale basis.

                            SIGNATURES

    Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 20, 1996              BEACON CAPITAL INVESTMENT, INC.


                       By /s/    Douglas P. Morris

                                 Douglas P. Morris, President